COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CALIFORNIA INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

                      LEHMAN BROTHERS
    PERIOD            10-YEAR                 DREYFUS CALIFORNIA
                      MUNICIPAL               INTERMEDIATE
                      BOND INDEX *            MUNICIPAL BOND FUND

   4/20/92             10,000                    10,000
   3/31/93             11,217                    11,251
   3/31/94             11,533                    11,647
   3/31/95             12,400                    12,202
   3/31/96             13,500                    13,025
   3/31/97             14,204                    13,623

* Source: Lehman Brothers